EXHIBIT 99.1

NEW LEAF SIGNS DEFINITIVE AGREEMENT FOR THE SALE OF $1,215,000 OF PREFERRED STOCK AND WARRANTS

Company Successfully Converts Senior Secured Notes to Equity

January 20, 2011 – Old Tappan, New Jersey – New Leaf Brands, Inc. (“New Leaf”) (OTCBB: NLEF) announced today that it has entered into a definitive agreement with certain accredited investors for the sale of 48.6 units of preferred stock and warrants in a private placement at a price of $25,000 per unit.  New Leaf expects gross proceeds from the private placement to be $1,215,000, before deducting placement agent fees and other offering expenses. The closing of the private placement is subject to certain conditions and is expected to occur on or before January 21, 2011.

Hudson Securities, Inc., a subsidiary of Hudson Holding Corporation (OTCBB: HDHL), acted as the exclusive placement agent for the private placement.

In connection with the private placement, all of New Leaf’s outstanding senior secured, original issue discount and  substantially all demand note obligations are being converted into equity securities of New Leaf.

Each unit to be sold in the private placement will consist of one share of Series K 10% Convertible Preferred Stock, a Series X Warrant to purchase 83,333 shares of Common Stock, a Series Y Warrant to purchase 83,333 shares of Common Stock and a Series Z Warrant to purchase 166,667 shares of Common Stock.  The Series K preferred stock will earn a dividend of 10% per annum, payable in cash or in kind, and is convertible into Common Stock at a price of $0.15 per share, subject to adjustment.  All of the warrants are exercisable at $0.15 per share, subject to adjustment.  The Series X warrants are exercisable upon issuance and expire five years from the date of issuance.  The Series Y warrants are exercisable upon issuance and expire 45 days after a registration statement covering the underlying shares becomes effective.  The Series Z warrants are exercisable only after the Series Y warrants have been exercised in full and expire five years after the date of issuance.

Eric Skae, New Leaf’s Chief Executive Officer, stated, “The private placement and related debt conversions effects a complete restructuring of the company’s balance sheet and strongly positions the company for the continued growth of our business.”

The net proceeds from the private placement will be used for business development, working capital and general corporate purposes.

Further details with respect to the private placement will be available in New Leaf’s Form 8-K to be filed with the Securities and Exchange Commission.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.  This press release does not constitute an offer of any securities to be issued in the private placement.

About New Leaf

Founded by Eric Skae in 2004 in Orangeburg, New York, New Leaf was born out of the vision to provide consumers with a healthy and great tasting beverage. New Leaf beverages are available in 11 unique tea flavors sweetened with 100% organic cane sugar, four lemonades made with 6%-10% real fruit juice and sweetened with 100% organic cane sugar and two diet iced teas sweetened with Splenda™.

In the United States, New Leaf's refreshing beverages can be found in over 12,000 outlets including restaurants, delis, health food stores, pizzerias and other retail establishments. For more information, please visit http://www.newleafbrands.com/ or follow New Leaf on Twitter @DrinkNewLeaf and become a fan on Facebook (http://www.facebook.com/pages/New-Leaf-Tea/142029534279?ref=ts).

This press release may contain forward-looking statements, made in reliance upon Section 21D of the Exchange Act of 1934, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from the results, performance, or expectations implied by these forward-looking statements. New Leaf’s expectations, among other things, are dependent upon general economic conditions, continued demand for its products, the availability of raw materials, retention of its key management and operating personnel, its ability to operate its subsidiary companies effectively, need for and availability of additional capital as well as other uncontrollable or unknown factors which are more fully disclosed in  New Leaf’s Forms 10-K and 10-Q on file with the United States Securities and Exchange Commission.

Contacts:

Company:
David Tsiang
CFO
New Leaf Brands, Inc.
dtsiang@newleafbrands.com
201.784.2400 x 15

Investor:
Alliance Advisors, LLC
Alan Sheinwald
asheinwald@allianceadvisors.net
Chris Camarra
ccamarra@allianceadvisors.net
212-398-3487